(j)(3)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Voya Mutual Funds

We consent to the use of our reports dated December 22, 2015, with respect to the financial statements of Voya Emerging Markets Equity Dividend Fund, Voya Global Equity Dividend Fund, Voya Global Real Estate Fund, Voya International Core Fund, Voya International Real Estate Fund, Voya Multi-Manager Emerging Markets Equity Fund, and Voya Multi-Manager International Equity Fund, each a series of Voya Mutual Funds, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

February 24, 2016